                            Certificate of Amendment
                                     of the
                          Certificate of Incorporation
                                       of
                             WORLD CYBERLINKS CORP.
             PURSUANT TO SECTION 805 OF THE BUSINESS CORPORATION LAW

It Is Hereby Certified That:

1.   The name of the corporation is: WORLD CYBERLINKS CORP.

2. The certificate of incorporation was filed with the New York State Department of State on the 3RD day of AUGUST , 1995.

3. The certificate of incorporation is amended to change the number of authorized shares.

           Article 4 of the certificate is amended to read as follows:

"4. The aggregate number of shares of common stock which the corporation shall be authorized to issue and wishes to cancel is 200 shares at no par value. The aggregate number of shares of common stock which the corporation shall be authorized to issue shall be 20,000,000 at $.001 par value and 5,000,000 shares of preferred stock at $.001 par value".

The preferred stock may be issued with such designation, rights and preferences as may be determined from time to time by the board of directors. Such rights may include, but are not limited to, dividends, if any, may be cumulative and shall be paid only out of funds legally available thereof. Shares of such Preferred Stock may be issued for such consideration and for such corporate purposes as the board of directors may from time to time determine. Fully paid Preferred stock of this corporation shall not be liable to any further call or assessment.

5. The amendment was authorized by a vote of the Board of Directors followed by a vote of the Holders of a majority of all outstanding shares entitled to vote thereon at a meeting duly held of the shareholders of the corporation.

IN WITNESS WHEREOF, the undersigned affirms under the penalties of perjury that the statements contained herein are true on this 6TH day of OCTOBER, 1997.



            /s/ John Notorianni                 /s/  Parrish Ketmark
            -------------------                 --------------------
            JOHN NOTARIANNI                     PARRISH KETMARK
                  PRESIDENT                     PARRISH BRIAN & CO INC.
                                                SECRETARY